CUMBERLAND PHARMACEUTICALS REPORTS
SECOND QUARTER 2018 FINANCIAL RESULTS
- 17% Revenue Growth Over Prior Year Period

NASHVILLE, TN (Tuesday, August 14, 2018) - Cumberland Pharmaceuticals Inc. (NASDAQ: CPIX), a specialty pharmaceutical company focused on hospital acute care, gastroenterology, and oncology supportive care today announced second quarter 2018 financial results and Company update. Cumberland has a portfolio of seven U.S. Food and Drug Administration (FDA) approved brands. Net revenues for the quarter were $10.2 million, an increase of 17% over the prior year period and an 18% increase over the first quarter of this year. At the end of the second quarter, Cumberland had $90 million in total assets, including approximately $51 million in cash and marketable securities.
QUARTER HIGHLIGHTS:

•	New supplies of Vaprisol® replenished nationwide supply of that critical care product designed to treat hyponatremia - the most common electrolyte imbalance found in hospitalized patients.

•	Reached an agreement with Gastro-Entero-Logic, LLC (GEL) to acquire the assets associated with Omeclamox®-Pak

•	Completed patient enrollment in the initial Phase II clinical study for Portaban® - the Company’s product candidate for the treatment of Portal Hypertension

•	Caldolor® approved for sale in India with product launch preparations underway
“I am pleased to report several positive developments during the second quarter, with the most significant being the overall growth generated from our diversified portfolio of seven FDA approved brands." said A.J. Kazimi, Chief Executive Officer of Cumberland Pharmaceuticals. “Furthermore, we continue to advance on our robust clinical pipeline, highlighted by the expected near-term NDA filing for our new methotrexate product line. We believe there is significant potential value in our clinical pipeline and its development remains a top priority for the company.”
KEY DEVELOPMENTS:
GEL Agreement
In March 2018, Cumberland reached agreement with Gastro-Entero-Logic LLC, to acquire the assets associated with Omeclamox-Pak including the product’s FDA approved New Drug Application, trademarks and other assets. As a result of this acquisition, the Company will no longer be obligated to provide GEL with royalties or fees for overseeing the product’s manufacturing. As part of this transaction Cumberland will become responsible for maintaining the FDA approval and for overseeing the product’s packaging.
Caldolor® Submission
In early 2018, the Company completed and filed the application for FDA approval of its Next Generation Caldolor product. During the second quarter, the FDA notified Cumberland of their acceptance of the submission for review. The product features a new, patented formulation in a more convenient to use package. There were then a number of communications with questions addressed through multiple amendments submitted to the application. On August 2, 2018 the FDA provided a complete response outlining additional information needed for the applications approval. The requests are for additional quality and nonclinical data. The next step involves discussion with the FDA and clarification on the additional requested items.
RediTrexTM Approval Submission
Cumberland is preparing to file its New Drug Application for the approval of the Company’s methotrexate product line. This application follows two meetings held with the FDA to discuss the approval pathway and requirements for the submission. Once the application is filed with the FDA, Cumberland will await the FDA’s determination of acceptance of the submission for its review.
CET Collaboration Agreement
Cumberland Emerging Technologies (CET), Cumberland’s majority-owned subsidiary, and Louisiana State University entered into an agreement, adding to CET’s roster of academic collaborations which also includes Vanderbilt University, the University of Mississippi, and the University of Tennessee Research Foundation. These partnerships combine the strengths and capabilities of each organization by working together to identify, formulate, and develop attractive new biomedical products.
New Executive Appointment
The Company recently announced that biopharmaceutical industry veteran Adam Haeberle, Ph.D. joined as Senior Director, Clinical & Regulatory Affairs. Dr. Haeberle joined Cumberland from Amgen Inc., where he held a series of director level clinical development roles. At Amgen he led clinical development initiatives and held responsibility for innovating and increasing the overall efficiency of Amgen’s cardiovascular portfolio.
Before Amgen, Dr. Haberle was Senior Manager, Clinical Development at Baxter Healthcare Corporation. There he led clinical activities for Baxter’s Alpha-1 Protease Inhibitor franchise and was a clinical representative for the approval submission of Baxter’s immunodeficiency brand HyQVIA® (immune globulin with hyaluronidase) and a subject matter expert for the acquisitions business development team.

FINANCIAL RESULTS:
Net Revenue: For the three months ended June 30, 2018, net revenues were $10.2 million, compared to $8.7 million for the prior year period. Net revenue by product for the three months ended June 30, 2018, included $3.2 million for Kristalose® and $2.8 million for Ethyol®. Net revenue for the Company’s other brands were $1.7 million for Vaprisol®, $1.1 million for Caldolor®, $0.8 million for Acetadote® (including the brand and Company's Authorized Generic), $0.3 million for Totect®, and $0.1 million for Omeclamox®-Pak.

For the six months ended June 30, 2018, net revenues were $18.8 million compared to $18.3 million for the six months ended June 30, 2017.
Operating Expenses: Total operating expenses for the three months ended June 30, 2018 were $11.0 million, compared to $10.3 million during the prior year period. The primary reason for this increase is costs associated with the Company's Phase II clinical programs as well as well as royalties related to increased product sales.
Total operating expenses for the first six months of 2018 were $22.1 million compared to $20.6 million for 2017.
Earnings: Net income (loss) for the second quarter 2018 was $(0.7) million or $(0.05) per diluted share, compared to $(5.2) million or $(0.32) a share for the prior year period.
Adjusted Earnings for the second quarter were $0.2 million or $0.01 per diluted share, compared to a loss of $(0.7) million or $(0.05) per diluted share for the prior year period. The definition and reconciliation of Adjusted Earnings to net income is provided in this release.
Balance Sheet: At June 30, 2018, Cumberland had $50.7 million in cash and marketable securities, including approximately $35.9 million in cash and equivalents. Total assets at June 30, 2018 were $90.4 million. Total liabilities were $30.8 million, including $12.0 million outstanding on the Company's revolving line of credit, resulting in Total shareholder's equity of $59.9 million.
Cumberland also has approximately $44 million in tax net operating loss carryforwards, resulting from the prior exercise of stock options.

Conference Call and Webcast
A conference call and live Internet webcast will be held on Tuesday, August 14, 2018 at 4:30 p.m. Eastern Time to discuss the Company's second quarter 2018 financial results. To participate in the call, please dial 877-303-1298 (for U.S. callers) or 253-237-1032 (for international callers). A rebroadcast of the teleconference will be available for one week and can be accessed by dialing 855-859-2056 (for U.S. callers) or 404-537-3406 (for international callers). The Conference ID for the rebroadcast is 6256649. The live webcast and rebroadcast can be accessed via Cumberland's website at
http://investor.shareholder.com/cpix/events.cfm.

About Cumberland Pharmaceuticals

Cumberland Pharmaceuticals Inc. is a specialty pharmaceutical company focused on the delivery of high-quality prescription brands to improve patient care. The Company develops, acquires, and commercializes brands for the hospital acute care, gastroenterology, and oncology market segments. These medical specialties are categorized by moderately concentrated prescriber bases that we believe can be penetrated effectively by small, targeted sales forces.

The Company’s portfolio of FDA approved brands includes:

•	Acetadote® (acetylcysteine) Injection, for the treatment of acetaminophen poisoning;

•	Caldolor® (ibuprofen) Injection, for the treatment of pain and fever;

•	Kristalose® (lactulose) for Oral Solution, a prescription laxative, for the treatment of chronic and acute constipation;

•	Omeclamox®-Pak, (omeprazole, clarithromycin, amoxicillin) for the treatment of Helicobacter pylori (H. pylori) infection and related duodenal ulcer disease;

•	Vaprisol® (conivaptan) Injection, to raise serum sodium levels in hospitalized patients with euvolemic and hypervolemic hyponatremia;

•
Ethyol® (amifostine) Injection, for the reduction of xerostomia (dry mouth) in patients undergoing post-operative radiation treatment for head and neck cancer and the renal toxicity associated with the administration of cisplatin in patients with advanced ovarian cancer; and

•
Totect® (dexrazoxane hydrochloride) Injection, for emergency oncology intervention, to treat the toxic effects of anthracycline chemotherapy in case of extravasation (drug leakage from the bloodstream into the tissues).

Cumberland’s pipeline of product candidates includes:

•	Hepatoren® (ifetroban) Injection, a Phase II candidate for the treatment of critically ill patients suffering from liver and kidney failure associated with hepatorenal syndrome (“HRS”);

•	Boxaban® (ifetroban) Oral Capsules, a Phase II candidate for the treatment of asthma patients with aspirin-exacerbated respiratory disease ("AERD");

•	Vasculan® (ifetroban) Oral Capsules, a Phase II candidate for the treatment of patients with the systemic sclerosis (SSc) form of autoimmune disease;

•	Portaban® (ifetroban) Injection and Oral Capsules, a Phase II candidate for the treatment of patients with portal hypertension associated with liver disease; and

•	RediTrexTM (methotrexate) Injection, an approval submission candidate for the treatment of active rheumatoid, juvenile idiopathic and severe psoriatic arthritis, as well as disabling psoriasis.

For more information on Cumberland’s approved products, including full prescribing information, please visit the individual product websites, links to which can be found on the Company’s website www.cumberlandpharma.com.
About Acetadote® (acetylcysteine) Injection
Acetadote, administered intravenously within 8 to 10 hours after ingestion of a potentially hepatotoxic quantity of acetaminophen, is indicated to prevent or lessen hepatic injury. Used in the emergency department, Acetadote is approved in the U.S. to treat overdose of acetaminophen, a common ingredient in many over-the-counter medications.
Acetadote is contraindicated in patients with hypersensitivity or previous anaphylactoid reactions to acetylcysteine or any components of the preparation. Serious anaphylactoid reactions, including death in a patient with asthma, have been reported in patients administered acetylcysteine intravenously. Acetadote should be used with caution in patients with asthma or where there is a history of bronchospasm. The total volume administered should be adjusted for patients weighing less than 40 kg and for those requiring fluid restriction. To avoid fluid overload, the volume of diluent should be reduced as needed. If volume is not adjusted, fluid overload can occur, potentially resulting in hyponatremia, seizure and death. For full prescribing information, visit www.acetadote.com.

About Caldolor® (ibuprofen) Injection
Caldolor is indicated in adults and pediatric patients for the management of mild to moderate pain and management of moderate to severe pain as an adjunct to opioid analgesics, as well as the reduction of fever. It was the first FDA-approved intravenous therapy for fever. Caldolor is contraindicated in patients with known hypersensitivity to ibuprofen or other NSAIDs, patients with a history of asthma or other allergic type reactions after taking aspirin or other NSAIDs. Caldolor is contraindicated for use during the peri-operative period in the setting of coronary artery bypass graft (CABG) surgery. Caldolor should be used with caution in patients with prior history of ulcer disease or GI bleeding, in patients with fluid retention or heart failure, in the elderly, those with renal impairment, heart failure, liver impairment, and those taking diuretics or ACE inhibitors. Blood pressure should be monitored during treatment with Caldolor. For full prescribing information, including boxed warning, visit www.caldolor.com .
About Kristalose® (lactulose) Oral Solution
Kristalose is indicated for the treatment of acute and chronic constipation. It is a unique, proprietary, crystalline form of lactulose, with no restrictions on length of therapy or patient age. Initial dosing may produce flatulence and intestinal cramps, which are usually transient. Excessive dosage can lead to diarrhea with potential complications such as loss of fluids, hypokalemia and hypernatremia. Nausea and vomiting have been reported. Use with caution in diabetics. Kristalose is contraindicated in patients who require a low-galactose diet. Elderly, debilitated patients who receive lactulose for more than six months should have serum electrolytes (potassium, chloride, carbon dioxide) measured periodically. For full prescribing information, visit www.kristalose.com.
About Omeclamox®-Pak (omeprazole, clarithromycin, amoxicillin)
Omeprazole is an antisecretory drug, which works by decreasing the amount of acid the stomach produces. Clarithromycin and amoxicillin are antibacterial drugs, which inhibit the growth of bacteria allowing the stomach lining to heal. Omeclamox-Pak is contraindicated in patients with a history of hypersensitivity to omeprazole, any macrolide antibiotic or penicillin. The safety and effectiveness of Omeclamox-Pak in the pediatric population has not yet been established. Omeclamox-Pak was approved by the FDA in 2011. For full prescribing information, visit www.omeclamox.com.
About Vaprisol® (conivaptan hydrochloride) Injection
Vaprisol is an intravenous treatment for hyponatremia used in the critical care setting. Hyponatremia is an electrolyte disturbance in which sodium ion concentration in blood plasma is lower than normal. This can be associated with a variety of critical care conditions including congestive heart failure, liver failure, kidney failure and pneumonia. The product is a vasopressin receptor antagonist that raises serum sodium levels and promotes free water secretion. Vaprisol was approved by the FDA in 2005 for euvolemic hyponatremia and in 2007 for hypervolemic hyponatremia. For full prescribing information, visit www.vaprisol.com.
About Ethyol® (amifostine) Injection
Ethyol is indicated to reduce the cumulative renal toxicity associated with repeated administration of cisplatin in patients with advanced ovarian cancer. It is indicated to reduce the incidence of moderate to severe xerostomia in patients undergoing post-operative radiation treatment for head and neck cancer, where the radiation port includes a substantial portion of the parotid glands. For more information please visit www.ethyol.com.

About Totect® (dexrazoxane) Injection
Totect is an anthracycline extravasation agent approved by the FDA. Anthracyclines are used to treat many types of cancer and are among the most common cancer therapies.
Anthracycline extravasation occurs when there is accidental leaking of the intravenously-administered medication into the surrounding tissues. Anthracycline extravasation can result in serious complications for cancer patients including tissue necrosis with skin ulceration. In addition to tissue damage, an anthracycline extravasation may cause damage to the nerves, tendons, muscle, and joints. For more information please visit www.totect.com.
About Cumberland Emerging Technologies (CET)
Cumberland Emerging Technologies, Inc. (www.cet-fund.com) is a joint initiative between Cumberland Pharmaceuticals Inc., Vanderbilt University, LaunchTN, and Gloria Pharmaceuticals. The mission of CET is to advance biomedical technologies and products conceived at Vanderbilt University and other regional research centers towards the marketplace. CET helps manage the development and commercialization process for select projects, and provides expertise on intellectual property, regulatory, manufacturing and marketing issues that are critical to successful new biomedical products. CET's Life Sciences Center, provides laboratory space, equipment and infrastructure for CET’s activities and other early-stage life sciences ventures.

Competition
The pharmaceutical industry is characterized by intense competition and rapid innovation. Cumberland is devoted to providing advanced products that improve value of care for patients and address unmet or poorly met medical needs. We promote our approved products through our hospital and gastroenterology sales forces in the United States and are launching a network of relationships with international partners to bring our products to patients in their countries. Our continued success in developing and commercializing pharmaceutical products will depend, in part, upon our ability to compete against existing and future products in our target markets.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of the federal securities laws, which are subject to certain risks and reflect Cumberland's current views on future events based on what it believes are reasonable assumptions. These forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from them. Some important factors which may cause results to differ from expectations include: market conditions; competition; an inability of manufacturers to produce Cumberland's products on a timely basis or failure of manufacturers to comply with regulations applicable to pharmaceutical manufacturers; maintaining an effective sales and marketing infrastructure; availability of additional debt and equity capital required to finance the business model; market conditions at the time additional capital is required; our ability to continue to acquire branded products; product sales; management of our growth and integration of our acquisitions, as well as other risks discussed in the “Risk Factors” section of the Company's most recent Annual Report on Form 10-K, and other filings with the SEC. There can be no assurance that results anticipated by the Company will be realized or that they will have the expected effects. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to publicly revise these statements to reflect events after the date hereof.

Investor Contact:	Media Contact:
Erin Smith	Jeff Bradford
Corporate Relations	the Bradford Group
(615) 255-0068	(615) 515-4880

SOURCE: Cumberland Pharmaceuticals Inc.

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CUMBERLAND PHARMACEUTICALS INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$35,906,655	$45,412,868
Marketable securities	14,803,349	4,672,476
Accounts receivable, net	5,806,095	8,395,112
Inventories, net	7,345,501	6,737,848
Other current assets	2,786,290	3,466,541
Total current assets	66,647,890	68,684,845
Property and equipment, net	550,492	528,882
Intangible assets, net	20,611,853	21,444,545
Other assets	2,547,196	2,486,830
Deferred tax assets, net	87,210	87,210
Total assets	$90,444,641	$93,232,312
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$10,065,882	$8,979,929
Other current liabilities	6,748,405	8,714,814
Total current liabilities	16,814,287	17,694,743
Revolving line of credit	12,000,000	9,800,000
Other long-term liabilities	1,959,904	1,815,968
Total liabilities	30,774,191	29,310,711
Commitments and contingencies
Equity:
Shareholders’ equity:
Common stock—no par value; 100,000,000 shares authorized; 15,604,709 and 15,723,075 shares issued and outstanding as of June 30, 2018 and December 31, 2017, respectively	51,297,429	52,410,941
Retained earnings	8,609,295	11,709,222
Total shareholders’ equity	59,906,724	64,120,163
Noncontrolling interests	(236,274)	(198,562)
Total equity	59,670,450	63,921,601
Total liabilities and equity	$90,444,641	$93,232,312

CUMBERLAND PHARMACEUTICALS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Comprehensive Income (loss)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Net revenues	$10,163,724	$8,667,127	$18,751,329	$18,303,882
Costs and expenses:
Cost of products sold	1,523,319	1,668,926	3,051,280	3,050,423
Selling and marketing	5,076,250	4,654,933	9,746,761	9,947,953
Research and development	1,450,390	1,080,426	3,325,329	1,978,789
General and administrative	2,334,223	2,353,140	4,664,504	4,463,373
Amortization	648,520	590,573	1,284,655	1,202,017
Total costs and expenses	11,032,702	10,347,998	22,072,529	20,642,555
Operating income (loss)	(868,978)	(1,680,871)	(3,321,200)	(2,338,673)
Interest income	149,706	69,481	232,200	122,016
Interest expense	(22,019)	(30,029)	(40,321)	(61,744)
Income (loss) before income taxes	(741,291)	(1,641,419)	(3,129,321)	(2,278,401)
Income tax (expense) benefit	(4,159)	(3,535,783)	(8,318)	(4,192,370)
Net income (loss)	(745,450)	(5,177,202)	(3,137,639)	(6,470,771)
Net loss at subsidiary attributable to noncontrolling interests	24,762	16,591	37,712	35,714
Net income (loss) attributable to common shareholders	$(720,688)	$(5,160,611)	$(3,099,927)	$(6,435,057)
Earnings (loss) per share attributable to common shareholders
- basic	$(0.05)	$(0.32)	$(0.20)	$(0.40)
- diluted	$(0.05)	$(0.32)	$(0.20)	$(0.40)
Weighted-average shares outstanding
- basic	15,674,954	16,011,758	15,682,348	16,026,935
- diluted	15,674,954	16,011,758	15,682,348	16,026,935

Comprehensive income (loss) attributable to common shareholders	(720,688)	(5,160,611)	(3,099,927)	(6,435,057)
Net loss at subsidiary attributable to noncontrolling interests	24,762	16,591	37,712	35,714
Total comprehensive income (loss)	$(745,450)	$(5,177,202)	$(3,137,639)	$(6,470,771)

CUMBERLAND PHARMACEUTICALS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six months ended June 30,
	2018	2017
Cash flows from operating activities:
Net income (loss)	$(3,137,639)	$(6,470,771)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization expense	1,394,728	1,314,293
Deferred tax expense	—	4,293,963
Share-based compensation	665,309	551,255
Excess tax (benefit) expense derived from exercise of stock options	—	(91,109)
Noncash interest expense	33,730	51,216
Noncash investment gains	(118,188)	(18,706)
Net changes in assets and liabilities affecting operating activities:
Accounts receivable	2,589,017	1,223,213
Inventories	(607,653)	(182,595)
Other current assets and other assets	804,729	(81,286)
Accounts payable and other current liabilities	(730,760)	(1,920,653)
Other long-term liabilities	136,402	240,185
Net cash provided by (used in) operating activities	1,029,675	(1,090,995)
Cash flows from investing activities:
Additions to property and equipment	(131,684)	(143,150)
Purchases of marketable securities	(16,916,890)	(1,201,895)
Proceeds from sale of marketable securities	6,904,205	2,486,386
Additions to intangible assets	(593,121)	(753,900)
Net cash (used in) provided by investing activities	(10,737,490)	387,441
Cash flows from financing activities:
Borrowings on line of credit	24,000,000	6,700,000
Repayments on line of credit	(21,800,000)	(4,100,000)
Sales of shares of common stock, net of offering costs	200,909	—
Payments of deferred offering costs	(248,108)	—
Repurchase of common shares	(1,951,199)	(1,790,671)
Net cash provided by financing activities	201,602	809,329
Net increase (decrease) in cash and cash equivalents	(9,506,213)	105,775
Cash and cash equivalents at beginning of period	45,412,868	34,510,330
Cash and cash equivalents at end of period	$35,906,655	$34,616,105

CUMBERLAND PHARMACEUTICALS INC. AND SUBSIDIARIES
Reconciliation of Net Income (loss) Attributable to Common Shareholders to Adjusted Earnings and Adjusted Diluted Earnings Per Share
(Unaudited)

	Three months ended June 30, 2018		Three months ended June 30, 2017
	Earnings impact	Earnings per share impact	Earnings impact	Earnings per share impact
Net income (loss) attributable to common shareholders	$(720,688)	$(0.04)	$(5,160,611)	$(0.32)
Less: Net loss at subsidiary attributable to noncontrolling interests	24,762	—	16,591	—
Net income (loss)	(745,450)	(0.05)	(5,177,202)	(0.32)
Adjustments to net income (loss)
Income tax expense	4,159	—	3,535,783	0.22
Depreciation and amortization	701,737	0.04	652,808	0.04
Share-based compensation (a)	326,100	0.02	296,670	0.02
Interest income	(149,706)	(0.01)	(69,481)	—
Interest expense	22,019	—	30,029	—
Adjusted Earnings (loss) and Adjusted Diluted Earnings (loss) Per Share	$158,859	$0.01	$(731,393)	$(0.05)

Diluted weighted-average common shares outstanding:		16,026,088		16,011,758

(a) Represents the share-based compensation of Cumberland.

The Company provided the above adjusted supplemental financial performance measures, which are considered "non-GAAP" financial measures under applicable SEC rules and regulations. These financial measures should be considered supplemental to, and not as a substitute for, financial information prepared in accordance with Generally Accepted Accounting Principles ("GAAP"). The definition of these supplemental measures may differ from similarly titled measures used by others.
Because these supplemental financial measures exclude the effect of items that will increase or decrease the Company's reported results of operations, management encourages investors to review the Company's consolidated financial statements and publicly filed reports in their entirety. A reconciliation of the supplemental financial measures to the most directly comparable GAAP financial measures is included in the tables accompanying this release.
Cumberland's management believes these supplemental financial performance measures are important as they are used by management, along with financial measures in accordance with GAAP, to evaluate the Company's operating performance. In addition, Cumberland believes that they will be used by certain investors to measure the Company's operating results. Management believes that presenting these supplemental measures provides useful information about the Company's underlying performance across reporting periods on a consistent basis by excluding items that Cumberland does not believe are indicative of its core business performance or reflect long-term strategic activities. Certain of these items are not settled through cash payments and include: depreciation, amortization, share-based compensation expense and income taxes. Cumberland utilizes its net operating loss carryforwards to pay minimal income taxes. In addition, the use of these financial measures provides greater transparency to investors of supplemental information used by management in its financial and operational decision-making, including the evaluation of the Company's operating performance.

The Company defines these supplemental financial measures as follows:

•	Adjusted Earnings (loss): net income (loss) adjusted for the impact of income taxes, depreciation and amortization expense, share-based compensation and interest income and interest expense.

•	Adjusted Diluted Earnings (loss) Per Share: Adjusted Earnings (loss) divided by diluted weighted-average common shares outstanding.